June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024 (September 3, 2024)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 7.01 – REGULATION FD DISCLOSURE

ArcBest® (Nasdaq: ARCB) is providing an update on the most recent information related to its third quarter 2024 financial results and business trends.

Summary Operating and Financial Impacts

●	Statistics for August 2024 are preliminary and not yet finalized.
●	There were 21.5 workdays in July 2024 and 19.5 workdays in July 2023.
●	There were 22.0 workdays in August 2024 and 23.0 workdays in August 2023.
●	Quarter to date 2024 compares July and August 2024 to July and August 2023.

Asset-Based Operating Segment

Year-over-Year Monthly Business Trends:

	July 2024	August 2024	QTD 2024

Billed Revenue/Day(1)	+1.0%	-7%	-3%
Total Tons/Day	-12.5%	-10%	-11%
Total Shipments/Day	+1.4%	-1%	flat
Total Billed Revenue/CWT	+15.4%	+4%	+9%
Total Billed Revenue/Shipment	-0.4%	-6%	-3%
Total Weight/Shipment	-13.7%	-9%	-11%
1)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

As we served our customers during the market disruption that began in July 2023 due to financial challenges at a major LTL competitor, we experienced an increase in our core business volumes. As these volumes grew, we strategically raised prices and reduced volumes in our transactional business. This shift, coupled with a softer market backdrop, led to year-over-year decreases in daily tonnage in the first half of 2024. However, these decreases were partially offset by higher billed revenue per hundredweight (cwt) due to improved pricing on fewer dynamic LTL-rated and truckload-rated shipments. Additionally, changes in mix positively impacted our results, with core, published LTL-rated tonnage representing a larger proportion of our Asset-Based business at higher pricing.

We anticipate that daily tonnage levels for third quarter 2024 will be below the prior year, as some of the core business increase that began in July 2023 was project-related, and some of the increased business has shifted to other providers over the past year.

While year-over-year shipment volumes are relatively unchanged, we continue to see lower weight per shipment levels, reflecting the softer macro environment. This lower weight per shipment is driving the lower revenue per shipment, total tonnage, and revenue per day.

Pricing remains rational, and the strength of our core business allows us to optimize spot prices for transactional business. On Monday, September 9, 2024, general rates and charges for less-than-truckload services through ArcBest and ABF Freight will increase by around 5.9%, although the effect on specific lanes and shipments may vary.

Effective July 1, 2024, the contractual wage rate under the 2023 ABF NMFA increased, and the health, welfare, and pension benefit contribution rate for most contractual employees increased on August 1, 2024. This resulted in a combined contractual wage and benefits rate increase of approximately 2.7%.

Historically, the average sequential change in the Asset-Based operating ratio from the second to the third quarter has ranged from flat to a 100-basis point improvement. With the current soft manufacturing environment and truckload markets, lower weight per shipment levels, and cost outlook for the third quarter, including the previously mentioned contractual wage and benefit increase, we expect the third quarter 2024 operating ratio to range from flat to a deterioration of 50 basis points, when compared to second quarter 2024.

Asset-Light Operating Segment

	July 2024	August 2024	QTD 2024

Revenue/Day (Year-over-Year)	-10.0%	-5%	-7%
Shipments/Day (Year-over-Year)	+0.5%	flat	flat
Revenue/Shipment (Year-over-Year)	-10.5%	-5%	-8%
Purchased Transportation Expense as a % of Revenue	86.5%	86%	86%

In August 2024, revenue per day decreased year-over-year, primarily due to lower revenue per shipment.

Shipment growth has moderated due to lower demand from existing customers, reflecting current macroeconomic conditions. Additionally, truckload volumes have slowed as we strategically reduce less profitable freight.

The decrease in revenue per shipment is attributable to softer freight market conditions and a higher mix of Managed business, which typically has smaller shipment sizes and lower revenue per shipment.

Purchased transportation expense as a percentage of revenue remains high and has reduced margins, including those related to our truckload brokerage contract business.

We continue to focus on improving productivity and reducing cost per shipment in our Asset-Light segment. However, due to continued softness in the truckload brokerage markets, we anticipate a non-GAAP Asset-Light operating loss of approximately $5 million to $6 million for third quarter 2024, which excludes any impacts from changes in the fair value of contingent consideration and purchased accounting amortization.

ArcBest does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items include changes in the fair value of contingent consideration.

As part of the acquisition of MoLo, certain additional cash consideration is required to be paid by the Company based on the achievement of certain incremental targets of adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for each of the years ended December 31, 2023, 2024, and 2025.  The estimated fair value of contingent consideration is determined by utilizing a Monte Carlo simulation with inputs including scenarios of estimated revenues and adjusted EBITDA to be achieved for the applicable performance periods, volatility factors applied to the simulations, and the discount rate applied. Changes in the significant unobservable inputs might result in a significantly higher or lower fair value at the next reporting date.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations, including any projected operating results and underlying assumptions. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: the effects of a widespread outbreak of an illness or disease or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, acts of war or terrorism, or military conflicts; data privacy breaches, cybersecurity incidents, and/or failures of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with, new or enhanced technology or processes, including our customer pilot offering of Vaux; the loss or reduction of business from large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of any recent or future acquisitions and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; unsolicited takeover proposals, proxy contests, and other proposals/actions by activist investors; maintaining our corporate reputation and intellectual property rights; nationwide or global disruption in the supply chain resulting in increased volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; increasing costs due to inflation and higher interest rates; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Se

ARCBEST CORPORATION

(Registrant)

Date:	September 3, 2024	/s/ Michael R. Johns
Michael R. Johns
Chief Legal Officer
and Corporate Secretary